Exhibit 23.1

KPMG Auditores lndependentes

Rua do Passeio, 38 - Setor 2 - 17° andar - Centro

20021-290 - Rio de Janeiro/RJ - Brasil

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400, Fax +55 (21) 2207-9000

www.kpmg.com.br

The Board of Directors

Oi S.A. – Under Judicial Reorganization – Debtor-in-possession:

We consent to the use in its Amendment No. 2 to the Registration Statement on Form F-1 dated November 6, 2018 of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 15, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficit and net shareholders’ deficit, and needs to achieve the conditions of the judicial reorganization plan, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil

November 6, 2018